Exhibit 10.15

Exclusive License Agreement

between

The Regents of the University of California

and

Collateral Therapeutics.

for

Angiogenesis Gene Therapy

U.C. Case No. 94-161-1,-3

U.C. AGREEMENT
CONTROL NUMBER
96-04-0203

U.C. Case No. 94-161-1,-3

Revised: 7/13/95 (SH)

Draft date:  September 25, 1995

Exclusive License Agreement

for

Angiogenesis Gene Therapy

This license agreement (“Agreement”) is effective this 27th day of September, 1995, by and between The Regents of the University of California (“The Regents”), a California corporation, having its statewide administrative offices at 300 Lakeside Drive, 22nd Floor, Oakland, California   94612-3550 and Collateral Therapeutics (“Licensee”), a California corporation, having a principal place of business at 9360 Towne Centre Drive, San Diego, California  92121.

Recitals

Whereas, certain inventions, relating to “Angiogenesis Gene Therapy” (“Invention”), useful for angiogenesis, were made at the University of California, San Diego (“UCSD”) and are described and claimed in certain patent applications, naming Drs. H. Kirk Hammond, Frank Giordano, and

Wolfgang Dillmann as co-inventors, identified in the below defined Patent Rights;

Whereas, Licensee entered into a Letter of Intent (“Letter of Intent”), having U.C. Agreement Control No. 95-30-0891, effective March 27, 1995, that provided the Licensee with a time-limited exclusive right to negotiate for a license to the Patent Rights;

Whereas, under 35 USC 200-212, The Regents may elect to retain title to any invention (including the Invention) made by it, in whole or in part, under U.S. Government funding;

Whereas, if The Regents elects to retain title to the Invention, then the law requires that The Regents grant to the U.S. Government a nontransferable, paid-up, nonexclusive, irrevocable license to use the Invention by or on behalf of the U.S. Government throughout the world;

Whereas, The Regents elected on September 19, 1995, to retain title to the Invention and granted the required licenses to the U.S. Government;

Whereas, H. Kirk Hammond, M.D., is an employee of the Veterans Administration Medical Center (“VA”);

Whereas, 37 CFR §501.6(a)(2) allows the VA to release the Invention to Dr. Hammond, under certain conditions;

Whereas, Dr. Hammond, also an employee of The Regents, is under obligation to assign to The Regents the rights in the Invention that were released to him by the VA;

Whereas, Licensee is a “small entity” as defined in 37 CFR Section 1.9 and a “small-business concern” defined at 15 U.S.C. §632;

Whereas, both parties recognize that royalties due under this Agreement will be paid on issued patents and pending patent applications that are being prosecuted diligently and in good faith;

Whereas, Licensee requested an exclusive license to the Patent Rights from The Regents; and

Whereas, The Regents wish to grant an exclusive license to the Patent Rights to Licensee so that products and other benefits derived from the Invention can be enjoyed by the general public.

The parties agree as follows:

1.  Definitions

As used in this Agreement, the following terms will have the meaning set forth below:

1.1        “Patent Rights” means all U.S. patents and patent applications and foreign patents and patent applications assigned to The Regents, and in the case of foreign patents and patent applications those requested under Paragraph 14.4 herein, including any reissues, extensions, substitutions, continuations, divisions, and continuations-in-part applications (only to the extent, however, that claims in the continuations-in-part applications are entitled to the priority filing date of the parent patent application) based on and including the following:

1.1.1        any subject matter claimed in or described according to the requirements of 35 USC Section 112 in U.S. Patent Application Serial Number 08/396,207, entitled “Gene Therapy for Myocardial Ischemia,” filed February 28, 1995, by Dr. H. Kirk Hammond, et al., and assigned to The Regents; and

1.1.2        any subject matter claimed in or described according to the requirements of 35 USC Section 112 in U.S. Patent Application Serial Number [ILLEGIBLE], entitled “Gene Therapy for Myocardial Ischemia”, filed June 7, 1995, by Dr. H. Kirk Hammond, et al., and assigned to The Regents.

1.2        “Patent Products” means:

1.2.1        any kit, composition of matter, material, or product;

1.2.2        any kit, composition of matter, material, or product to be used in a manner requiring the performance of the Patent Method; or

1.2.3        any kit, composition of matter, material, or product produced by the Patent Method;

to the extent that the manufacture, use, or sale of such kit, composition of matter, material, or product, in a particular country, would fall within the scope of (1) an unexpired claim of a patent under Patent Rights in that country or (2) a pending claim of a pending patent application that is being prosecuted diligently and in good faith in that country, were it issued as a claim in a patent under Patent Rights in that country in which such application is pending.   This definition of Patent Products also includes a service either used by Licensee or provided by Licensee to its customers when such service requires the practice of the Patent Method.

1.3        “Patent Method” means any process or method, the use or practice of which in a country would fall within the scope of (1) an unexpired claim of a patent under Patent Rights in that country or (2) a pending claim of a pending application that is being prosecuted diligently and in good faith in that country, were it issued as a claim in a patent under Patent Rights in that country in which such application is pending.

1.4        “Net Sales” means the gross invoice prices from the sale of Patent Products by Licensee, an Affiliate, a Joint Venture, or a sublicensee to independent third parties for cash or other forms of consideration in accordance with Generally Accepted Accounting Principles limited to the following deductions (if not already deducted from the gross invoice price and at rates customary within the industry):  (a) allowances (actually paid and limited to rejections, returns, and prompt payment and volume discounts granted to customers of Patent Products, whether in cash or Patent Products in lieu of cash); (b) freight, transport packing, insurance charges associated with transportation; and (c) taxes, tariff, or import/export duties based on sales when included in gross sales, but not value-added taxes or taxes assessed on income derived from such sales.

1.5        “Affiliate(s)” of Licensee means any entity which, directly or indirectly, controls Licensee, is controlled by Licensee, or is under common control with Licensee (“control” for these purposes being defined as the actual, present capacity to elect a majority of the directors of such affiliate, or if not, the capacity to elect the members that control fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors) provided, however, that in any country where the local law will not permit foreign equity participation of a majority, then an “Affiliate” will include any company in which Licensee will own or control, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by

local law.   Each reference to Licensee herein will be meant to include its Affiliates.

1.6        “Joint Venture” means any separate entity established pursuant to an agreement between a third party and Licensee to constitute a vehicle for commercializing patent products, in which the separate entity manufactures, uses, purchases, sells, or acquires Patent Products from Licensee.   Each reference to Licensee herein will be meant to include its Joint Venture(s).

2.  Grant

2.1        Subject to the terms of this Agreement, subject to the licenses granted to the U.S. Government as set forth in the Recitals above, and subject to the obligations of Section 2.5 below, The Regents hereby grants to Licensee exclusive licenses under Patent Rights to make, use, sell, offer for sale, and import Patent Products and to practice the Patent Method where Patent Rights exist.

2.2        The Regents also grants to Licensee the exclusive right to issue sublicenses to third parties to make, use, sell, offer for sale, and import Patent Products and to practice the Patent Method, provided Licensee retains current exclusive rights thereto under this Agreement.  To the extent applicable, such sublicenses will include all of the rights of and obligations due to The Regents (and, if applicable, the U.S. Government, including 35 USC Sections 200-21 2 and the implementing regulations), including the payment of royalties in Article 4, (Royalties) that are contained in this Agreement,

2.3        Licensee will notify The Regents of each sublicense granted hereunder and provide The Regents with a copy of each sublicense. Licensee will collect and pay all royalties due The Regents as set forth in Paragraph  4.1 below (and guarantee all such payments due from sublicensees).   Licensee will require sublicensees to provide it with progress and royalty reports in accordance with the provisions herein, and Licensee will collect and deliver to The Regents all such reports due from sublicensees.

2.4        Upon termination of this Agreement for any reason, The Regents, at its sole discretion, will determine whether any or all sublicenses will be canceled or assigned to The Regents.

2.5        Nothing in this Agreement will be deemed to limit the right of The Regents to publish any and all technical data resulting from any research performed by The Regents relating to the Invention and to make and use Patent Product(s), Patent Method(s), and associated technology solely for educational and noncommercial research purposes.

3.   License Issue Fee

3.1        As partial consideration for all the rights and licenses granted to Licensee, Licensee will pay to The Regents a license issue fee of Five Hundred and Fifty Thousand Dollars ($550,000) according to the following schedule:

3.1.1        Seventy-Five Thousand Dollars ($75,000) within thirty (30) days after the execution of this Agreement by both parties;

3.1.2        Seventy-Five Thousand Dollars ($75,000) on or before June 30, 1997;

3.1.3        Fifty Thousand Dollars ($50,000) on or before December 31, 1998;

3.1.4        One Hundred Thousand Dollars ($100,000) on orbefore June 30, 2000; and

3.1.5        Two Hundred and Fifty Thousand Dollars ($250,000) on or before December 31, 2001.

3.2        The fees set forth in Paragraph 3.1 above are non-refundable, non-creditable, and not an advance against royalties.

4.   Royalties

4.1        As further consideration for all the rights and licenses granted to Licensee, Licensee also will pay to The Regents an earned royalty at the rate of two percent (2%) based on the Net Sales of Patent Products.

4.2        Paragraphs 1.1, 1.2, and 1.3 define Patent Rights, Patent Product, and Patent Method so that royalties will be payable only on Patent Products covered by either a pending patent application that is being prosecuted diligently and in good faith in a relevant country or by an issued patent in a relevant country.   Earned royalties will accrue in each country for the duration of any issued patent within Patent Rights in that country and wilt be payable to The Regents when Patent Products are invoiced, or if not invoiced, when delivered to a third party for the purpose of patient administration for purposes other than clinical trials.   Licensee, its Affiliates, Joint Ventures, and sublicensees will not use Patent Products or Patent Methods for administration to patients in any business of the Licensee, or of its Affiliates, Joint Ventures, and sublicensees without payment of applicable royalty on Net Sales to be calculated on retail sales prices as if the sales transaction had occurred at arm’s-length to an unrelated third party.

4.3        Royalties accruing to The Regents will be paid to The Regents quarterly on or before the following dates of each calendar year:

February 28 for the calendar quarter ending December 31

May 31 for the calendar quarter ending March 31

August 31 for the calendar quarter ending June 30

November 30 for the calendar quarter ending September 30

Each such payment will be for royalties which accrued up to the most recently completed calendar quarter of Licensee.

4.4        Beginning in the year 2003, Licensee will pay to The Regents a minimum annual royalty in the amounts and at the times set forth below:

2003	-	$100,000

2004	-	$250,000

2005	-	$400,000

2006	-	$650,000

2007	-	$750,000

In each succeeding calendar year after The year 2007, Licensee will pay a minimum annual royalty of Seven Hundred and Fifty Thousand ($750,000) for the life of this Agreement.  Each minimum annual royalty payment must be paid to The Regents by February 28 of each year fallowing the calendar year in which royalties accrued.   Royalties paid during the prior calendar year will be credited against the minimal annual royalty payment due and owing for the prior calendar year.

4.5        All monies due The Regents will be payable in United States funds collectible at par in San Francisco, California.  When Patent Products are sold for monies other than United States dollars, the earned royalties will first be determined in the foreign currency of the country in which such Patent Products were sold and then converted into equivalent United States funds.  The exchange rate will be that rate quoted in the Wall Street Journal on the last business day of the reporting period.

4.6        Earned royalties on sales of Patent Products occurring in any country outside the United States will not be reduced by any taxes, fees, or other charges imposed by the government of such country except those taxes, fees, and charges allowed under the provisions of Paragraph 1.4 (Net Sales).   Licensee will be responsible for all bank transfer charges.

4.7        Notwithstanding the provisions of Article 26. (Force Majeure), if at any time legal restrictions prevent prompt remittance of part or all royalties owed to The Regents by Licensee with respect to any country where a Patent Product is sold or distributed, Licensee will convert the amount owed to The Regents into United States funds and will pay The Regents directly from another source of funds for the amount impounded.

4.8        In the event that any patent or any claim thereof included within the Patent Rights is held invalid or unenforceable in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based on such patent or claim or any claim patentably indistinct therefrom will cease as of the date of such final decision.   Licensee will not, however, be relieved from paying any royalties that accrued before such decision or that are based on another patent or claim that has not expired or that is not involved in such decision.

4.9        No royalties will be collected or paid hereunder to The Ragents on Patent Products sold to the account of the U.S. Government.  Licensee and its sublicensee will reduce the amount charged for Patent Products distributed to the United Stares Government by an amount equal to the royalty for such Patent Products otherwise due The Regents as provided herein.

5.   Due Diligence

5.1        Licensee, upon execution of this Agreement, will diligently proceed with the development, manufacture and sale of Patent Products.  In this regard, The Regents acknowledges that the technology covered by this Agreement has only recently been invented and that substantial additional effort, expense and time, as well as regulatory approval, will be required before manufacture and sales of any Patent Products will be possible. Meeting the requirements of Section 5.3 below shall be deemed to satisfy the due diligence requirements of this Article 5.

5.2        Licensee will be entitled to exercise prudent and reasonable business judgment in the manner in which it meets its due diligence obligations hereunder, including under Section 5.3 below.   In no case, however, will Licensee be wholly relieved of its obligations to meet each of the due diligence provisions of Paragraph 5.3 below.

5.3        If Licensee is unable to perform any of the following:

5.3.1        begin Phase I Clinical Trials in the United States for Patent Products on or before June 30, 1997; and

5.3.2        enter pivotal clinical trials (a combination of Phase II and Phase III Clinical Trials) in the United States for said Patent Products on or before December 31, 1998; and

5.3.3        file far marketing approval in the United States for said Patent Product on or before December 31, 2001; and

5.3.4        market Patent Products in the United States within six (6) months after receiving marketing approval of such Patent Products from the U.S. Food and Drug Administration; and

5.3.5        diligently and earnestly fill the market demand for Patent Products following commencement of marketing at any time during the exclusive period of this Agreement;

then The Regents will have the right and option to terminate this Agreement or reduce the exclusive licenses granted to Licensee to non-exclusive licenses in accordance with Paragraph 5.4 hereof.   The exercise of this right and option by The Regents supersedes the rights granted in Article 2. (Grant).

5.4        To exercise either the right to terminate this Agreement or reduce the exclusive licenses granted to Licensee to non-exclusive licenses for lack of diligence required in this Article 5. (Due Diligence), The Regents will give Licensee written notice of the deficiency.   Licensee thereafter has

60 (sixty) days to cure the deficiency. Licensee shall be entitled to a one-time extension of each of the dates set forth in Subparagraphs 5.3.1 through 5.3.4 (which have not been met) by one (1) additional year to cure the deficiency upon payment of One Hundred Thousand Dollars ($100,000) to The Regents, provided that such payment is received by The Regents within sixty (60) days of receipt of written notice by The Regents of Licensee’s deficiency.  The One Hundred Thousand Dollar ($100,000) payment has the effect of extending the subject date and all subsequent dates by one (1) year.   If The Regents has not received the One Hundred Thousand Dollar ($100,000) payment by the end of the sixty (60)-day period, or written tangible evidence satisfactory to The Regents that the deficiency has been cured by the end of the sixty (60)-day period, then The Regents may, at its option, terminate this Agreement or reduce the exclusive licenses granted to Licensee to non-exclusive licenses by giving written notice to Licensee. These notices will be subject to Article 18, (Notices).

6. Progress and Royalty Reports

6.1        Beginning February 28, 1996, and semi-annually thereafter, Licensee will submit to The Regents a progress report covering activities by Licensee related to the development, including clinical trials and testing, of all Patent Products and the obtaining of the governmental approvals necessary for marketing.  These progress reports will be provided to The Regents to cover the progress of the research and development of the Patent Products until their first commercial sale in the United States.

6.2        The progress reports submitted under Paragraph 6.1 will include, but not be limited to, the following topics so that The Regents may be able to determine the progress of the development of Patent Products:

•              summary of work completed;

•              summary of work in progress;

•              current schedule of anticipated events or milestones specified in Paragraph 5.3 and the datas when said milestones have been met or will be met, as of the time of the report;

•              market introduction date of Patent Products; and

•              activities of sublicensees, if any.

6.3        Licensee will also report to The Regents in its immediately subsequent progress and royalty report the date of first commercial sale of a Patent Product(s) in each country where the Licensee has sought marketing approval.

6.4        After the first commercial sale of a Patent Product, Licensee will provide The Regents with quarterly royalty reports to The Regents on or before each February 28, May 31, August 31, and November 30 of each year.   Each such royalty report will cover the most recently completed calendar quarter of Licensee (October through December, January through March, April through June, and July through September) and will show:

6.4.1        the gross sales and Net Sales of Patent Products sold by Licensee and reported to Licensee as sold by its sublicensees during the most recently completed calendar quarter;

6.4.2        the number of Patent Products sold or distributed by Licensee and reported to Licenses as sold or distributed by its sublicensees;

6.4.3        the royalties, in U.S. dollars, payable hereunder with respect to Net Sales; and

6.4.4        the exchange rates used, if any.

6.5        If no sales of Patent Products have been made during any reporting period after the first commercial sale of a Patent Product, then a statement to this effect is required.

7.   Books and Records

7.1        Licensee will keep books and records accurately showing all Patent Products manufactured, used, and/or sold under the terms of this Agreement.   Such books and records will be preserved for at least four (4) years after the date of the royalty payment to which they pertain and will be open to inspection by representatives or agents of The Regents at reasonable times to determine the accuracy of the books and records and to determine compliance by Licenses with the terms of this Agreement.

7.2        The fees and expenses of representatives of The Regents performing such an examination will be borne by The Regents.   However, if an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered, then the fees and expenses of these representatives will be borne by Licensee.

8.   Life of the Agreement

8.1        Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement will be in force from the effective date recited on page one and will remain in effect for the life of the last-to-expire patent licensed under this Agreement, or until the last patent application licensed under this Agreement is abandoned.

8.2        Any termination of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article	3	License Issue Fee

Article	7	Books and Records

Article	11	Disposition of Patent Products on Hand Upon Termination

Article	12	Use of Names and Trademarks

Paragraph	14.6	Patent Prosecution and Maintenance

Article	17	Indemnification

Article	22	Failure to Perform

Article	27	Confidentiality

9.  Termination by The Regents

9.1        If Licensee should violate or fail to perform any material term or covenant of this Agreement, then The Regents may give written notice of such default (“Notice of Default”) to Licensee.   If Licensee should fail to repair such default within sixty (60) days after the date of such notice takes effect, The Regents will have the right to terminate this Agreement and the licenses herein by a second written notice (“Notice of Termination”) to Licensee.   If a Notice of Termination is sent to Licensee, this Agreement will automatically terminate on the date such notice takes effect.   Such termination will not relieve Licensee of its obligation to pay any royalty or license fees owing at the time of such termination and will not impair any accrued right of The Regents.  These notices will be subject to Article 18. (Notices).

10.   Termination by Licensee

10.1      Licensee will have the right at any time to terminate this Agreement in whole or as to any portion of Patent Rights by giving notice in writing to The Regents.  Such Notice of Termination will be subject to Article 18. (Notices) and termination of this Agreement will be effective sixty (60) days after the effective date thereof.

10.2      Any termination pursuant to the above paragraph will not relieve The Regents or Licensee of any obligation or liability accrued hereunder prior to such termination or rescind anything done by The Regents or Licenses or any payments made to The Regents hereunder prior to the time such termination becomes effective, and such termination will not affect in any manner any rights of The Regents or Licensee arising under this Agreement prior to such termination.

11.   Disposition of Patent Products on Hand Upon Termination

11.1      Upon termination of this Agreement, Licensee will have the privilege of disposing of all previously made or partially made Patent Products, but no more, within a period of one hundred twenty (120) days, provided, however, that the sale of such Patent Products will be subject to the terms of this Agreement including, but not limited to the payment of fees and reimbursement for patent costs and the payment of royalties based on the Net Sales of Patent Products at the rates and at the times provided herein and the rendering of reports in connection therewith.

12.   Use of Names and Trademarks

12.1      Nothing contained in this Agreement will be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto by the other (including contraction, abbreviation or simulation of any of the foregoing).   Unless required by law, the use by Licensee of the name “The Regents of the University of California” or the name of any campus of the University of California for use in advertising, publicity, or other promotional activities is expressly prohibited.

12.2      It is understood that The Regents will be free to release to the inventors and senior administrative officials employed by The Regents the terms of this Agreement upon their request.   If such release is made, The Regents will request that such terms will be kept in confidence in accordance with the provisions of Article 27. (Confidentiality) and not be disclosed to others.   It is further understood that should a third party inquire whether a license to Patent Rights is available, The Regents may disclose the existence of this Agreement and the Extent of the grant in Article 2. (Grant) to such third party, but will not disclose the name of Licensee, except where The

Regents is required to release such information under either the California Public Records Act or other applicable law.

13.  Limited Warranty

13.1      The Regents warrants to Licensee that it has the lawful right to grant this license, and that it has not granted any rights or licenses to Patent Rights, other than to the U.S. Government, in derogation of this Agreement.

13.2      This license and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESSED OR IMPLIED.   THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT THE INVENTION, PATENT PRODUCTS, OR PATENT METHOD WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

13.3      IN NO EVENT WILL THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION, PATENT METHOD, OR PATENT PRODUCTS.

13.4      Nothing in this Agreement will be construed as:

13.4.1      a warranty or representation by The Regents as to the validity, enforceability, or scope of any Patent Rights; or

13.4.2      a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

13.4.3      an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 16. (Patent Infringement); or

13.4.4      conferring by implication, estoppel, or otherwise any license or rights under any patents of The Regents other than Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Patent Rights; or

13.4.5      an obligation to furnish any know-how not provided in Patent Rights.

14.   Patent Prosecution and Maintenance

14.1      The Regents will diligently prosecute and maintain the United States and foreign patents comprising Patent Rights using counsel of its choice.   The Regents will promptly provide Licensee with copies of all relevant documentation so that Licensee may be currently and promptly informed and apprised of the continuing prosecution, and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if Licensee has not commented upon such documentation prior to the initial deadline for filing a response with the relevant government patent office or The Regents must act to preserve Patent Rights, The Regents will be free to respond appropriately without consideration of comments by Licensee, if any.  Both parties hereto will keep this documentation in confidence in accordance with the provisions of Article 27. (Confidentiality) herein.  The Regents’ counsel will take instructions only from The Regents.

14.2      The Regents will use all reasonable efforts to amend any patent application to include claims requested by Licensee and required to protect the Patent Products contemplated to be sold or Patent Method to be practiced under this Agreement.

14.3      The Regents and Licensee will cooperate in applying for an extension of the term of any patent included within Patent Rights, if appropriate, under the Drug Price Competition and Patent Term Restoration Act of 1 984, Licensee will prepare all such documents, and The Regents will execute such documents and will take such additional action as Licensee may reasonably request in connection therewith.

14.4      The Regents will, at the request of Licensee, file, prosecute, and maintain patent applications and patents covered by Patent Rights in foreign countries if available.  Licensee must notify The Regents within nine (9) months of the filing of the corresponding United States application of its decision to request The Regents to file foreign counterpart patent applications.  This notice concerning foreign filing must be in writing and must identify the countries desired.   The absence of such a notice from

Licensee to The Regents within the nine (9)-month period will be considered an election by Licensee not to request The Regents to secure foreign patent rights an behalf of Licensee.  The Regents wilt have the right to file patent applications at its own expense in any country Licensee has not included in its list of desired countries, and such applications and resultant patents, if any, will not be included in the licenses granted under this Agreement unless Licensee agrees in writing to pay all costs associated with any such patent application(s) and provided the rights of said patent application(s) are available at the time Licensee agrees to pay the associated costs.

14.5      All past, present and future costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications and all costs and fees relating to the preparation and filing of patents covered by Patent Rights in Paragraph 1.1 will be borne by Licensee.   This includes all patent preparation and prosecution costs incurred by The Regents prior to the execution of this Agreement.  Such costs will be due upon execution of this Agreement and will be payable at the time that the license issue fee is payable.   The costs of all interferences and oppositions will be considered prosecution expenses and also will be borne by Licensee.   Licensee will reimburse The Regents for all costs and charges within thirty (30) days following receipt of an itemized invoice from The Regents for same.

14.6      The obligation of Licenses to underwrite and to pay patent preparation, filing, prosecution, maintenance, and related costs will continue for such costs as may be incurred during the three (3)-month period after receipt by either party of a Notice of Termination for ail non-cancelable obligations made prior to the receipt of said Notice of Termination,  Licensee will reimburse The Regents for all patent costs incurred during the term of the Agreement and for three (3) months thereafter whether or not invoices for such costs are received during the three (3)-month period after receipt of a Notice of Termination.   Licensee may with respect to any particular patent application or patent terminate its obligations with the patent application or patent in any or ail designated countries upon three months written notice to The Regents.  The Regents may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, provided, however, that Licensee will have no further right or licenses thereunder.

14.7      Licensee will have a continuing responsibility to keep The Regents informed of its large/small entity status (as defined by the United States Patent and Trademark Office) of itself and its sublicensees.

15.  Patent Marking

15.1   Licensee will mark all Patent Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

16.  Patent Infringement.

16.1   In the event that Licensee learns of the substantial infringement of any patent licensed under this Agreement, Licensee will call the attention of The Regents thereto in writing and will provide The Regents with reasonable evidence of such infringement.  Both parties to this Agreement acknowledge that during the period and in a jurisdiction where Licensee has exclusive rights under this Agreement, neither will notify a third party of the infringement of any of Patent Rights without first obtaining consent of the other party, which consent will not be unreasonably withheld.   Both parties will use their best efforts in cooperation with each other to terminate such infringement without litigation.

1 6.2  Licensee may request that The Regents take legal action against the infringement of Patent Rights.  Such request must be made in writing and must include reasonable evidence of such infringement and damages to Licensee.   If the infringing activity has not been abated within ninety (90)

days following the effective date of such request, The Regents will have the right to elect to:

16.2.1      commence suit on its own account; or

16.2.2      refuse to participate in such suit

and The Regents will give notice of its election in writing to Licensee by the end of the one hundredth (100th) day after receiving notice of such request from Licensee.  Licensee may thereafter bring suit for patent infringement if and only if The Regents elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where Licensee had exclusive rights under this Agreement.  However, in the event Licensee elects to bring suit in accordance with this paragraph, The Regents may thereafter join such suit at its own expense, but the Licensee will control the lawsuit.

16.3   Such legal action as is decided upon will be at the expense of the party on account of whom suit is brought and all recoveries recovered thereby will belong to such party, provided, however, that legal action brought jointly by The Regents and Licensee and participated in by both will be at the joint expense of the parties and all recoveries will be allocated in the following order:  a) to each party reimbursement in equal amounts of the attorney’s costs, fees, and other related expenses to the extent each party paid for such costs, fees, and expenses until all such costs, fees, and expenses are consumed for each party; and b) any remaining amount shared jointly by them in proportion to the share of expenses paid by each party.

16.4   Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party on account of whom suit is brought.   Such litigation will be controlled by the party bringing the suit, provided, however, that The Regents may be represented by counsel of its choice in any suit brought by Licensee.

17.   Indemnification

17.1   Licensee will (and will require its sublicensees to) indemnify, hold harmless, and defend The Regents, its officers, employees, and agents; the sponsors of the research that led to the Invention; the inventors of any invention covered by Patent Rights (including the Patent Products and Patent Method contemplated thereunder) and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense.   This indemnification will include, but will not be limited to, any product liability.

17.2   Licensee, at its sole cost and expense, will insure its activities in connection with the work under this Agreement and obtain, keep in force, and maintain insurance as follows: (or an equivalent program of self insurance)

At the initiation of clinical trials, Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows up to and until Licensee enters Phase III Clinical Trials:

(a)	Each Occurrence	$3,000,000
(b)	Products/Completed Operations Aggregate	$3,000,000
(c)	Personal and Advertising injury	$3,000,000
(d)	General Aggregate (commercial form only)	$3,000,000

Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows after Licensee enters

Phase III Clinical Trials:

(a)	Each Occurrence	$5,000,000
(b)	Products/Completed Operations Aggregate	$5,000,000
(c)	Personal and Advertising Injury	$5,000,000
(d)	General Aggregate (commercial form only)	$5,000,000

It should be expressly understood, however, that the coverages and limits referred to under the above will not in any way limit the liability of Licensee.   Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements.  Such certificates will:

(a)           Provide for thirty (30)-day advance written notice to The Regents of any modification;

(b)           Indicate that The Regents has been endorsed as an additional Insured under the coverages referred to under the above; and

(c)           Include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collectable insurance or program of self-insurance carried or maintained by The Regents.

17.3 The Regents will immediately notify Licensee in writing of any claim or suit brought against The Regents in respect of which The Regents intends to invoke the provisions of this Article 17. (Indemnification).  Licensee will keep The Regents informed as appropriate and necessary on a current basis of its defense of any claims pursuant to this Article 17. (Indemnification).

18.  Notices

18.1   Any notice or payment required to be given to either party will be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person or (b) five days after mailing if mailed by first-class certified mail, postage paid, to the respective addresses given below, or to another address as it may designate by written notice given to the other party.

In the case of Licensee:	COLLATERAL THERAPEUTICS
9360 Towne Centre Drive
San Diego, CA 92121
Tel: (619) 622-4100
Fax: (619) 587-3518
Attention: Jack Reich, Ph.D.

In the case of The Regents:		THE REGENTS OF THE UNIVERSITY
OF CALIFORNIA
1320 Harbor Bay Parkway, Suite 150
Alameda, California 94502
Tel: (510) 743-6600
Fax: (510) 748-6639
	Attention:	Terence A. Feuerborn
Executive Director
Research Administration and
Technology Transfer
Referring to: U.C. Case No. 94-161-1,-3

19.  Assignability

19.1   This Agreement is binding upon and will inure to the benefit of The Regents, its successors and assigns, but will be personal to Licensee and assignable by Licensee only with the written consent of The Regents, which consent shall not be unreasonably withheld.

20.   Late Payments

20.1   In the event royalty payments or fees or patent prosecution costs are not received by The Regents when due, Licensee will pay to The Regents interest charges at a rate of ten percent (10%) simple interest per annum. Such interest will be calculated from the date payment was due until actually received by The Regents.  Acceptance by The Regents of any late payment interest from Licensee under this Paragraph 20 will in no way affect the provision of Article 21. (Waiver) herein.

21.   Waiver

21.1  It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth will be deemed a waiver as to any subsequent and/or similar breach or default.

22.   Failure to Perform

22.1   In the event of a failure of performance due under the terms of this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party will be entitled to reasonable attorney’s fees in addition to casts and necessary disbursements.

23.   Governing Laws

23.1   THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.

24.   Government Approval or Registration

24.1  If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee will assume all legal obligations to do so.   Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. Licensee will make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

25.   Export Control Laws

25.1   Licensee will observe all applicable United States and foreign laws with respect to the transfer of Patent Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (1TAR) and the Export Administration Regulations.

26.   Force Majeure

26.1  The parties to this Agreement will be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any acts of God, catastrophes, or other major events beyond their reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lock-outs, or other serious labor disputes; and floods, fires, explosions, or other natural disasters.  However, any party to this Agreement will have the right to terminate this Agreement upon thirty (30) days’ prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the causes mentioned above and such inability continues for a period of one year.   Notices will be subject to Article 18. (Notices).

27.   Confidentiality

27.1   Licensee and The Regents respectively will treat and maintain the proprietary business, patent prosecution, software, engineering drawings, process and technical information, and other proprietary information of the other party (“Proprietary Information”) in confidence using at least the same degree of care as that party uses to protect its own proprietary information of a like nature for a period from the date of disclosure until five (5) years after the date of termination of this Agreement.

27.2   Proprietary Information will be labeled or marked confidential or as otherwise similarly appropriate by the disclosing party, or if the Proprietary Information is orally disclosed, it will be reduced to writing or some other physically tangible form, marked and labeled as set forth above by the disclosing party and delivered to the receiving party within thirty (30) days after the oral disclosure as a record of the disclosure and the confidential nature thereof.  Notwithstanding the foregoing, Licensee and The Regents may use and disclose Proprietary Information to its employees, agents, consultants, and contractors having a need to know the Proprietary Information and, in the case of Licensee, its sublicensees, provided that any such parties are bound by a like duty of confidentiality.

27.3  Nothing contained herein will in any way restrict or impair the right of Licensee or The Regents to use, disclose, or otherwise deal with any Proprietary Information:

27.3.1      that recipient can demonstrate by written records was previously known to it;

27.3.2      that is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;

27.3.3      that is lawfully obtained without restrictions by recipient from sources independent of the disclosing party;

27.3.4      that is required to be disclosed to a governmental entity or agency in connection with seeking any governmental or regulatory approval, or pursuant to the lawful requirement or request of a governmental entity or agency;

27.3.5      that is furnished to a third party by the recipient with a need to know and with similar confidentiality restrictions imposed on such third party, as evidenced in writing, or

27.3.6      that The Regents is required to disclose pursuant to the California Public Records Act or other applicable law.

27.4   Upon termination of this Agreement, Licensee and The Regents will destroy or return to the disclosing party proprietary information received from the other in its possession within fifteen (15) days following the effective date of termination.  Licensee and The Regents will provide each other, within thirty (30) days following termination, with a written notice that Proprietary Information has been returned or destroyed.  Each party may, however, retain one copy of Proprietary Information for archival purposes in nonworking files.

28.   Miscellaneous

28.1   The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

28.2   The licenses and any sublicenses granted hereunder will be subject to any legal obligations to the U.S. Government including those set forth in 35 U.S.C. 200-212 and applicable governmental implementing regulations.   Because this Agreement grants the exclusive right to use or sell the Patent Products in the United States, Licensee acknowledges that

Patent Products will be manufactured substantially in the United States as required under 35 USC Section 204.

28.3   The manufacture of Patent Products will be in accordance with any applicable government importation laws and regulations of a particular country on Patent Products made outside the particular country in which such Patent Products are to be used or sold.

28.4  Licensee will obtain all necessary governmental approvals in each country where it intends to sell or manufacture and use Patent Products or permit others to manufacture, use, or sell Patent Products.

28.5  This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it will be effective as of the date recited on page one.

28.6  No amendment or modification hereof will be valid or binding upon the parties unless made in writing and signed on behalf of each party.

28.7  This Agreement embodies the entire understanding of the parties and will supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.  The Letter of intent specified in the Recitals in this Agreement is hereby terminated.

28.8  In case any of the provisions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect, such invalidity,

illegality, or unenforceability will not affect any other provisions hereof, but this Agreement will be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

The Regents and Licensee execute this Agreement in duplicate originals by their respective, authorized officers on the date indicated.

Collateral Therapeutics:		The Regents of the University of California:

By	/s/ Jack W. Reich Ph.D.	By	/s/ Terence A. Feuerborn
(Signature)		(Signature)

Name	JACK W. REICH, Ph.D.	Name	Terence A. Feuerborn
(Please Print)

Title	PRESIDENT AND C.E.O.	Title	Executive Director
Research Administration and
Technology Transfer

Date	Sept. 27, 1995	Date	9-28-95

Approval as to legal form:	/s/ ILLEGIBLE	9//24/95
	[SEAL]	Date

1st Amendment

to the Exclusive License Agreement

between

The Regents of the University of California

and

Collateral Therapeutics, Inc.

for

“Angiogenesis Gene Therapy”

UC Case No. 94-161-1, -3

1st Amendment to the Exclusive License Agreement

for “Angiogenesis Gene Therapy”

This Amendment is made and is effective this 19th day of Sept.,1996, by and between The Regents of the University of California (“The Regents”), a California corporation, having its statewide administrative offices at 300 Lakeside Drive, 22nd Floor, Oakland, California 94612-3550, and Collateral Therapeutics, Inc. (“Licensee”), a California corporation, have a principal place of business at 9360 Towne Centre Drive, San Diego, California 92121.

RECITALS

WHEREAS, Licensee and The Regents entered into a license agreement entitled “Exclusive License Agreement for Angiogenesis Gene Therapy,” effective on September 27, 1995, having U.C. Agreement Control Number 96-04-0203 (“License Agreement”), and covering licensure to Licensee by The Regents of rights in certain inventions developed by Dr. H. Kirk Hammond, et al. (“Inventor”) at the University of California, San Diego (“UCSD”) and claimed in U.S. Patent Application Serial Nos. 08/396,207 and 08/485,472;

U.C. AGREEMENT
CONTROL NUMBER
96-04-0203 B

1

Whereas, in accordance with Paragraph 2.3 of the License Agreement, Licensee has notified The Regents of its intent to enter into a sublicense agreement with Schering Aktiengesellschaft (“Schering AG”);

Whereas, Schering AG will use its resources to further develop the Patent Products so that the technology licensed under the sublicense agreement may be developed, utilized, and marketed and the products therefrom and other benefits may be enjoyed by the general public;

Whereas, Licensee desires to amend the License Agreement to reflect that, upon termination of the License Agreement, any sublicenses to Schering AG will be assigned to The Regents;

Whereas, Licensee and The Regents desire to amend the License Agreement to redefine Patent Rights to exclude two continuing patent applications entitled “Gene Therapy for Myocardial Ischemia” filed in the names of Dr. Wolfgang Dillmann, Dr. Ruben Mestril, and Dr. Frank Giordano and any continuing patent applications thereof;

Whereas, Licensee and The Regents desire to amend the License Agreement to reflect the above changes;

Now, Therefore, in consideration of the foregoing and the mutual promises and covenants contained herein, the parties hereto agree as follows:

2

1.             Paragraph 1.1 (Definitions) of the License Agreement shall be replaced in its entirety with the following Paragraphs 1.1a and 1.1b:

1.1a   “Patent Rights” means all U.S. patents and patent applications and foreign patents and patent applications assigned to The Regents, and in the case of foreign patents and patent applications those requested under Paragraph 14.4 herein, including any reissues, extensions, substitutions, continuations, divisions, and continuations-in-part applications (only to the extent, however, that claims in the continuations-in-part applications are entitled to the priority filing date of the parent patent application) based on and including the following:

1.1.1.       any subject matter claimed in or described according to the requirements of 35 USC Section 112 in U.S. Patent Application Serial Number 08/396,207, entitled “Gene Therapy for Myocardial Ischemia,” filed February 28, 1995, by Dr. H. Kirk Hammond, et al., and assigned to The Regents; and

1.1.2.       any subject matter claimed in or described according to the requirements of 35 USC Section 112 in U.S. Patent Application Serial Number 08/485,472, entitled “Gene Therapy for Myocardial Ischemia,” filed June 7, 1995, by Dr. H. Kirk Hammond, Dr. Wolfgang

3

Dillmann, and Dr. Frank Giordano, and assigned to The Regents.

1.1b         The subject matter relating to the use of heat-shock proteins described and claimed in U.S. Patent Application Serial Number 08/481,122 entitled “Gene Therapy for Myocardial Ischemia,” filed June 7, 1995, by Dr. Wolfgang Dillmann, Dr. Ruben Mestril, and Dr. Frank Giordano and U.S. Patent Application Serial Number 08/660,387 entitled “Gene Therapy for Myocardial Ischemia,” filed June 7, 1996, by Dr. Wolfgang Dillmann, Dr. Ruben Mestril, and Dr. Frank Giordano and any continuing applications thereof are expressly excluded from this Agreement.   The excluded patent applications specified in this Paragraph 1.1b do not and will not claim any angiogenesis gene therapy or gene therapy delivery subject matter that is described and/or claimed in any of the patent applications referred to in Paragraph 1.1a above.

2.             Paragraph 2.4 (Grant) of the License Agreement shall be replaced in its entirety with the following:

2.4           Except as provided below, upon termination of this Agreement for any reason, The Regents, at its sole discretion, will determine whether any or all sublicenses will be canceled or assigned to The Regents.   Notwithstanding the foregoing, any sublicenses to

4

Schering AG will be assigned to The Regents.   The Regents will not be bound by any duties or obligations contained in any sublicense that extend beyond the duties and obligations of The Regents in this Agreement.

In Witness Whereof, both The Regents and Licensee have executed this Amendments, in duplicate originals, by their respective officers hereunto duly authorized, on the day and year hereinafter written.

COLLATERAL THERAPEUTICS, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By	/s/ Jack W. Reich, Ph.D.	By	/s/ Candace L. Voelker
(Signature)		(Signature)

Name	JACK W. REICH, Ph.D.	Name	Candace L. Voelker

Title	PRESIDENT & C.E.O.	Title	Associate Director
Office of Technology Transfer

Date	Sept. 19, 1996	Date	9/19/96

Approval as to legal form:	/s/ ILLEGIBLE	9-19-96
	[SEAL]	Date

5

2nd Amendment

to the Exclusive License Agreement

between

The Regents of the University of California

and

Collateral Therapeutics, Inc.

for

“Angiogenesis Gene Therapy’

UC Case No. 94-161-1,-3

U.C. AGREEMENT
CONTROL NUMBER
96-04-0203C

2nd Amendment to the Exclusive License Agreement
for “Angiogenesis Gene Therapy”

This amendment (‘“Amendment’”) is effective this 30th day of June, 1997, by and between The Regents of the University of California (“The Regents”), a California corporation, having its statewide administrative offices at 300 Lakeside Drive, 22nd Floor, Oakland, California 94612-3550, and Collateral Therapeutics, Inc. (“Licensee”), a California corporation, having a principal place of business at 9360 Towne Centre Drive, San Diego, California 92121.

RECITALS

WHEREAS, Licensee and The Regents entered into a license agreement entitled “Exclusive License Agreement for Angiogenesis Gene Therapy,” effective on September 29, 1995, having U.C. Agreement Control Number 96-04-0203 (“License Agreement”), and covering licensure to Licensee by The Regents of rights in certain inventions developed by Dr. H. Kirk Hammond, et al. (“Inventor”) at the University of California, San Diego (“UCSD”) and claimed in Patent Rights (as defined in the License Agreement);

Whereas, Licensee and The Regents amended the License Agreement on September 19, 1996, to redefine Patent Rights and to grant Licensee rights to enter into a sublicense agreement with Schering Aktiengesellschaft;

Whereas, Licensee has experienced unforeseen difficulties in obtaining rights in materials desired for the development of the invention:

1

Whereas, Licensee desires to amend the License Agreement to extend the diligence provisions provided in Paragraph 5.3 in order to accommodate the above-cited unforeseen difficulties so that it can continue development of the invention; and

Whereas, The Regents desires that the invention be developed, utilized, and marketed to the fullest extent so that the products therefrom may be enjoyed by the general public and, therefore, is willing to amend the Agreement;

Now, Therefore, in consideration of the foregoing and the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.             Paragraph 5.3 (Due Diligence) of the License Agreement shall be replaced in its entirety with the following:

“5.3         If Licensee is unable to perform any of the following:

5.3.1        begin Phase I Clinical Trials in the United States for Patent Products on or before June 30, 1998; and

5.3.2        enter pivotal clinical trials (a combination of Phase II and Phase III Clinical Trials) in the United States for said Patent Products on or before December 31, 1999; and

5.3.3        file for marketing approval in the United States for said Patent Product on or before December 31, 2002; and

5.3.4        market Patent Products in the United States within six (6) months after receiving marketing approval of such Patent Products from the U.S. Food and Drug Administration; and

5.3.5        diligently and earnestly fill the market demand for Patent Products following commencement of marketing

2

at any time during the exclusive period of this Agreement;

then The Regents will have the right and option to terminate this Agreement or reduce the exclusive licenses granted to Licensee to non-exclusive licenses in accordance with Paragraph 5.4 hereof. The exercise of this right and option by The Regents supersedes the rights granted in Article 2. (Grant).”

This Amendment is not intended to, and it is agreed that it does not, expressly or by implication, affect in any way, any other provisions of the Exclusive License Agreement for Angiogenesis Gene Therapy, dated September 29, 1995, which are intended to remain in full force and effect.

In Witness Whereof, both The Regents and Licensee have executed this Amendments, in duplicate originals, by their respective officers hereunto duly authorized, on the day and year hereinafter written.

COLLATERAL THERAPEUTICS, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By	/s/ Jack W. Reich, Ph.D.	By	/s/ Candace L. Voelker
(Signature)		(Signature)

Name	JACK W. REICH, Ph.D.	Name	Candace L. Voelker

Title	President & CEO	Title	Associate Director
Office of Technology Transfer

Date	6-24-97	Date	6/30/97

Approval as to legal form:	/s/ [ILLEGIBLE]	[ILLEGIBLE]
	[SEAL]	Date

3

3rd Amendment to
the Exclusive License Agreement

between

The Regents of the University of California

and

Collateral Therapeutics

UC Case No. 94-161

Agreement No. 96-04-0203

3rd AMENDMENT TO THE EXCLUSIVE LICENSE AGREEMENT FOR

ANGIOGENESIS GENE THERAPY

This amendment (Amendment) is effective this 11th day of March 1999 between The Regents of the University of California (“The Regents’’), a California corporation having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200, and Collateral Therapeutics (“Licensee”), a Delaware corporation having a principal place of business at 11622 El Camino Real, San Diego California 92130.

RECITALS

Licensee and The Regents entered into a license agreement entitled “Exclusive License Agreement for Angiogenesis Gene Therapy,” effective on September 27, 1995 (UC Agreement Control Number 96-04-0203). The above described license agreement (the “Agreement”) was amended by mutual agreement of the parties on September 19, 1996 and again on June 30, 1997;

Licensee has requested that some provisions of Article 5 (Due Diligence) be amended and extended so that Licensee can remain in compliance with the Agreement and achieve product approval under feasible diligence provisions. The Regents has agreed to this Third Amendment so that the products licensed under the Agreement may be developed for the benefit of the general public.

The Regents and the Licensee agree as follows:

Subparagraph 5.3.2 of Article 5 (Diligence) is removed in its entirely from the Agreement and replaced with the following:

5.3.2    Submit a Phase III (large scale) clinical trial protocol to the U.S. Food and Drug Administration on or before December 31, 1999; and

This Third Amendment does not, expressly or by implication, affects any other provision of the Agreement in any way.

The Regents and Licensee have executed this Third Amendment in duplicate originals, by their respective and duly authorized officers on the day and year written below.

COLLATERAL THERAPUETICS		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By	/s/ Jack W. Reich, Ph.D.	By	/s/ Candace L. Voelker
(Signature)		(Signature)

Name	Jack W. Reich	Name	Candace L. Voelker
Title	President and CEO	Title	Associate Director
Office of Technology Transfer

Date	April 8, 1999	Date	4/23/99

4th Amendment to

the Exclusive License Agreement

between

The Regents of the University of California

and

Collateral Therapeutics

UC Case No. 94-161

Agreement Control No. 96-04-0203

U.C. AGREEMENT
CONTROL NUMBER
96-04-0203 RevH

4th AMENDMENT TO THE EXCLUSIVE LICENSE AGREEMENT FOR

ANGIOGENESIS GENE THERAPY

This amendment (Amendment) is effective this 8th day of February, 2000 between The Regents of the University of California (“The Regents”), a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12’h Floor, Oakland, California 94607-5200, and Collateral Therapeutics (“Licensee”), a Delaware corporation, having a principal place of business at 11622 El Camino Real. San Diego, California 92130.

RECITALS

Licensee and The Regents entered into a license agreement entitled “Exclusive License Agreement for Angiogenesis Gene Therapy,” effective an September 27, 1995 (U.C. Agreement Control Number 96-04-0203). The above described license agreement (the ‘‘Agreement”) was amended by mutual agreement of the parties on September 19, 1996, on June 30, 1997, and on March 11, 1999;

In response to an unforeseen and unavoidable delay in the regulatory approval process, Licensee has asked The Regents to extend the term of a diligence provision (Article 5) in the Agreement;

Licensee so requests and the Regents accedes to the Licensee’s request so that the Licensee can remain in compliance with the Agreement and achieve product approval within a feasible time period;

In consideration for this Fourth Amendment, Licensee will make an early payment of the License Issue Fee due under Subparagraph 3.1.4 of the Agreement.

The parties therefore agree to amend the Agreement as follows:

1.             Subparagraph 3.1.4 of Article 3 (License Issue Fee) is removed in its entirety and replaced with the following:

3.1.4        One Hundred Thousand Dollars ($100,000) on or before January 20, 2000; and

2.             Subparagraph 5.3.2 of Article 5 (Diligence) is removed in its entirety from the Agreement and replaced with the following;

5.3.2        Submit a Phase III (large scale) clinical trial protocol to the U.S. Food and Drug Administration on or before July 31, 2000; and

This Fourth Amendment does not, expressly or by implication, affect any other provision of the Agreement in any way.

The Regents and Licensee have executed this Fourth Amendment, in duplicate originals, by their respective and duly authorized officers on the day and year written below.

COLLATERAL THERAPUETICS		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By	/s/ Jack W. Reich, Ph.D.	By	/s/ Candace Voelker
(Signature)		(Signature)

Name	Jack W. Reich	Name	Candace L. Voelker
Title	Chief Executive Officer	Title	Associate Director,
Office of Technology Transfer

Date	Feb. 8, 2000	Date	2/9/00

Approved as to legal form:	/s/ P. Martin Simpson, Jr.	2/7/96
	[SEAL]	Date